FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-14

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 03/17/17 08:57:59

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2017-RB1 - PUBLIC NEW ISSUE **PRICE GUIDANCE** $531.482 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC

BARCLAYS CAPITAL INC.

SG AMERICAS SECURITIES, LLC

UBS SECURITIES LLC

CO-MANAGER: ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	Px Guidance
A-1	AAA(sf)/AAAsf/Aaa(sf)	10.516	30.000%	2.81	39.5%	15.3%	IS+25A
A-2	AAA(sf)/AAAsf/Aaa(sf)	19.868	30.000%	4.88	39.5%	15.3%	IS+45A
A-3	AAA(sf)/AAAsf/Aaa(sf)	5.556	30.000%	6.87	39.5%	15.3%	Not Avail
A-4	AAA(sf)/AAAsf/Aaa(sf)	160.000	30.000%	9.80	39.5%	15.3%	Not Avail
A-5	AAA(sf)/AAAsf/Aaa(sf)	203.194	30.000%	9.89	39.5%	15.3%	IS+88A
A-SB	AAA(sf)/AAAsf/Aaa(sf)	24.840	30.000%	7.38	39.5%	15.3%	IS+72A
A-S	AAA(sf)/AAAsf/Aa3(sf)	37.855	23.750%	9.96	43.1%	14.0%	IS+105A
B	AA(low)(sf)/AA-sf/NR	42.397	16.750%	9.96	47.0%	12.9%	IS+125A
C	A(low)(sf)/A-sf/NR	27.256	12.250%	9.96	49.6%	12.2%	IS+160A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB(sf)/BBB-sf/NR	31.798	N/A	N/A	N/A	N/A
D	BBB(low)(sf)/BBB-sf/NR	31.798	7.000%	9.96	52.5%	11.5%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR	31.878	N/A	N/A	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$637,555,685
NUMBER OF LOANS:	37
NUMBER OF PROPERTIES:	72
WA CUT-OFF LTV:	56.5%
WA BALLOON LTV:	52.6%
WA U/W NCF DSCR:	1.82x
WA U/W NOI DEBT YIELD:	10.7%
WA MORTGAGE RATE:	4.748%
TOP TEN LOANS %:	57.0%
WA REM TERM TO MATURITY (MOS):	117
WA REM AMORTIZATION TERM (MOS):	354
WA SEASONING (MOS):	1

LOAN SELLERS:	BARCLAYS(31.7%), WFB(27.2%),
UBSAG(26.8%), SG(14.3%)

TOP 3 PROPERTY TYPES:	OFFICE(49.8%), RETAIL(18.8%),
HOSPITALITY(10.3%)

TOP 5 STATES:	CA(27.4%), NY(15.9%), MA(8.6%),
GA(5.8%), TX(5.7%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	C-III ASSET MANAGEMENT LLC

DIRECTING CERTIFICATEHOLDER:	C-III INVESTMENT MANAGEMENT LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
ANTICIPATED PRICING:	WEEK OF MARCH 20, 2017
ANTICIPATED SETTLEMENT:	MARCH 30, 2017

ROADSHOW
NEW YORK 1x1's:	WED, 3/15
MINNEAPOLIS, BREAKFAST:	THURS, 3/16 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, BREAKFAST:	THURS, 3/16 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	THURS, 3/16 @ 12:00PM ET, RITZ-CARLTON
DES MOINES,LUNCH:	THURS, 3/16 @ 1:30PM CT, MARRIOTT DOWNTOWN

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE: 2017RB1 (not case-sensitive)

FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=8d9b09

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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